Exhibit 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Publix Super Markets, Inc.:
We consent to the incorporation by reference in the registration statements (No. 333-232785, No. 033-55867, No. 333-62705, No. 333-63544, No. 333-147049 and No. 333-177948) on Form S-8 of Publix Super Markets, Inc. of our report dated March 2, 2020, with respect to the consolidated balance sheets of Publix Super Markets, Inc. and subsidiaries as of December 28, 2019 and December 29, 2018, and the related consolidated statements of earnings, comprehensive earnings, cash flows and stockholders’ equity for each of the years in the three-year period ended December 28, 2019, and the related notes and financial statement schedule (collectively, the consolidated financial statements), which report appears in the December 28, 2019 Annual Report on Form 10-K of Publix Super Markets, Inc.
Our report refers to a change in accounting for leases as of December 30, 2018 due to the adoption of Accounting Standards Codification Topic 842, Leases.
/s/ KPMG LLP
Tampa, Florida
March 2, 2020